As filed with the Securities and Exchange Commission on July 20, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Deep Fission, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-4265302
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2001 Addison St., Suite 300 Berkeley, California	94704
(Address of Principal Executive Offices)	(Zip Code)

Deep Fission, Inc. 2025 Equity Incentive Plan (effective August 29, 2025)

Deep Fission, Inc. 2025 Equity Incentive Plan (effective September 5, 2025)
Deep Fission, Inc. 2025 Employee Stock Purchase Plan

(Full title of the plan)

Elizabeth Muller

President and Chief Executive Officer

2001 Addison St.

Suite 300

Berkeley, California 94704

(707) 400-0778

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Deep Fission, Inc. (the “Company”), to register (i) 1,461,062 shares of its common stock, par value, $0.0001 per share (“Common Stock”), issuable to eligible participants of the Company and its subsidiaries pursuant to the Deep Fission, Inc. 2025 Equity Incentive Plan (effective August 29, 2025) (the “Pre-Merger Equity Plan”), (ii) 14,500,884 shares of Common Stock issuable to eligible participants of the Company and its subsidiaries pursuant to the Deep Fission, Inc. 2025 Equity Incentive Plan (effective September 5, 2025 and as amended through the date hereof) (the “Post-Merger Equity Plan”) and (iii) 1,000,000 shares of Common Stock issuable to eligible participants of the Company and its subsidiaries under the Deep Fission, Inc. 2025 Employee Stock Purchase Plan (the “ESPP” and, collectively with the Pre-Merger Equity Plan and the Post-Merger Equity Plan, the “Equity Plans”).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Exchange Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Equity Plans as applicable and as required by Rule 428(b).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on April 15, 2026 (the “Form 10-K”);

(b)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed on May 8, 2026;

(c)	the portions of the Company’s Definitive Proxy Statement on Schedule 14A for the Company’s 2026 Annual Meeting of Stockholders, filed on June 17, 2026 that are responsive to the information required by Part III of the Form 10-K;

(d)	the Company’s Current Reports on Form 8-K, filed on February 10, 2026, February 25, 2026, March 5, 2026, April 9, 2026, June 22, 2026 and July 17, 2026 (in each case, excluding any information disclosed under Item 2.02, Item 7.01 or, to the extent related to Item 2.02 or 7.01, Item 9.01); and

(e)	the description of the Common Stock contained in the Company’s registration statement on Form 8-A, filed on May 28, 2026, as such description has been amended or supplemented by any subsequent amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, unless stated otherwise in the applicable report, will any information that the Company has disclosed or will disclose under Item 2.02, Item 7.01 or, to the extent related to Item 2.02 or 7.01, Item 9.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to indemnify directors and officers for amounts actually and reasonably incurred by them if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful (subject to certain exceptions for actions brought by or in the right of the corporation). The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s amended and restated bylaws (“Bylaws”) provide that the Company’s directors and officers, and directors and officers of the Company’s predecessor, will be indemnified and advanced expenses by the Company to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions by the director or officer not in good faith or which involve intentional misconduct or a knowing violation of law, (3) of a director under Section 174 of the DGCL (regarding unlawful dividends and stock purchases), (4) for any transaction from which the director or officer derived an improper personal benefit, or (5) of any officer in any action by or in the right of the corporation. The Company’s amended and restated certificate of incorporation (“Certificate of Incorporation”) contains provisions that eliminate the personal liability of the Company’s directors and officers for monetary damages for breaches of their fiduciary duty as directors or officers to the fullest extent permitted by the DGCL as it now exists or may in the future be amended. The effect of this provision will be to eliminate the Company’s rights and those of the Company’s stockholders (through stockholders’ derivative suits on the Company’s behalf) to recover monetary damages against a director or officer for breach of the fiduciary duty of care as a director or officer, including breaches resulting from negligent or grossly negligent behavior, except as restricted by Section 102(b)(7) of the DGCL. However, this provision will not limit or eliminate the Company’s rights or the rights of any stockholder to seek non monetary relief, such as injunction or rescission, in the event of a breach of a director’s or officer’s duty of care.

In connection with the merger completed on September 5, 2025 (the “Merger”), the Company entered into indemnification agreements with the Company’s former executive officers and directors, pursuant to which the Company agreed to indemnify such former executive officers and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Merger and certain related transactions. The Company also entered into indemnification agreements with each of the Company’s current directors and executive officers. The indemnification agreements, together with the Company’s Certificate of Incorporation and Bylaws, require the Company to indemnify the Company’s directors and executive officers to the fullest extent permitted by the DGCL. Subject to limited exceptions, the Company’s Bylaws also require the Company to advance expenses incurred by the Company’s directors and officers.

The Company also maintains standard insurance policies under which coverage is provided, subject to certain limitations, (a) to the Company’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company, with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The Company also entered into an underwriting agreement on June 17, 2026 in connection with the Company’s public offering which provides for indemnification of the Company’s directors, officers, and control persons by the underwriters against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on September 5, 2025 (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed on September 11, 2025).
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K, filed on September 11, 2025).
5.1	Opinion of Cravath, Swaine & Moore LLP, with respect to the legality of the shares being registered.*
23.1	Consent of Grant Thornton LLP, independent registered public accounting firm of Deep Fission, Inc.*
23.2	Consent of Cravath, Swaine & Moore LLP (included as part of its opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).
24.1	Power of Attorney (included on the signature page to this registration statement).
99.1	Deep Fission, Inc. 2025 Equity Incentive Plan (effective August 29, 2025) (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K, filed on September 11, 2025).
99.2	Deep Fission, Inc. 2025 Equity Incentive Plan (effective September 5, 2025) (incorporated by reference to Annex A of the Company’s Definitive Proxy Statement on Schedule 14A filed on June 17, 2026).
99.3	Deep Fission, Inc. 2025 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.10 of the Company’s Current Report on Form 8-K, filed on September 11, 2025).
107	Filing fee table.*

*Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on July 20, 2026.

Deep Fission, Inc.

By:	/s/ Elizabeth Muller
	Name:	Elizabeth Muller
	Title:	Chair, President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Deep Fission, Inc. hereby severally constitutes and appoints Elizabeth Muller and William (Mark) Schmitz, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Elizabeth Muller	Director, President and Chief Executive Officer	July 20, 2026
Elizabeth Muller	(Principal Executive Officer)

/s/ William (Mark) Schmitz	Chief Financial Officer	July 20, 2026
William (Mark) Schmitz	(Principal Financial Officer and Principal Accounting Officer)

/s/ Thomas Glanville	Director	July 20, 2026
Thomas Glanville

/s/ Blake Janover	Director	July 20, 2026
Blake Janover

/s/ Leslie Goldman Tepper	Director	July 20, 2026
Leslie Goldman Tepper

/s/ Jonathon Angell	Director	July 20, 2026
Jonathon Angell